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EXHIBIT 3.3
                         THIRD CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       PATHFINDER BUSINESS RESOURCES, INC.

             Pursuant to Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED:

         FIRST:   The name of the Corporation is PATHFINDER BUSINESS RESOURCES,
INC. hereinafter referred to as the "Corporation."

         SECOND: The Certificate of Incorporation was filed with the Department of State of the State of New York on December 1, 1999 under the name 800.PET.COM, INC.

         THIRD:   The  Certificate of  Incorporation  is hereby amended to
effect the following change: To amend the stock structure of the Corporation as stated in Paragraph Fourth.

         Pathfinder Business Resources, Inc. had 780,000 shares of Series A Preferred Stock outstanding. All of these shares were converted into Common Stock on a one-for-one basis effective May 15, 2001. Pathfinder desires to cancel the designation of its 780,000 shares of Series A Preferred Stock and return these shares to the status of shares of Preferred Stock which may be issued by the Board of Directors in one or more series with rights, preferences and privileges as determined in the sole discretion of the Board. Accordingly, upon the cancellation of the designation of 780,000 shares of Series A Preferred Stock, Article FOURTH of the Certificate of Incorporation, as amended, shall read as follows:

         "FOURTH. The total number of shares of stock which the corporation shall have authority to issue is twenty-one million (21,000,000), of which twenty million (20,000,000) shares of the par value of one mil ($.001) each, amounting in the aggregate to twenty thousand ($20,000) dollars, shall be common stock and of which one million (1,000,000) shares of the par value of one mil ($.001) each, amounting in the aggregate to one thousand ($1,000) dollars, shall be preferred stock.

         The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of Section 502 of the Business Corporation Law of New York and the board of directors is expressly vested with authority to adopt one or more such resolutions."

         FOURTH: The amendment to the Certificate of Incorporation was authorized first by vote of the Board of Directors and then by vote of the shareholders entitled to vote thereon.



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         IN WITNESS WHEREOF, this Certificate of Amendment has been subscribed by the undersigned, who affirms that the statements made herein are true under the penalties of perjury.


Dated:            July 26, 2001                   --------------------------
                                                  Nicholas J. Seccafico, Jr.